Exhibit 10.9(b)

SECOND AMENDMENT TO THAT STANDARD SINGLE-TENANT INDUSTRIAL LEASE

NET DATED FEBRUARY 10, 2010

BY AND BETWEEN

THE CHILDS FAMILY TRUST AND THE A.J. GARDNER FAMILY TRUST (“LESSOR”)

AND

AGENDIA, INC. (“LESSEE”)

This Second Amendment to Lease dated March 11, 2015 is by and between The Childs Family Trust and The A.J. Gardner Family Trust (“Lessor”) and Agendia, Inc. (“Lessee”).

RECITALS:

A.	Lessor and Lessee entered into that certain Lease dated February 10, 2010.

B.	Lessor and Lessee amended the original Lease January 22, 2013 for a period of two years, set to expire July 15, 2015

C.	Lessor and Lessee each desire to further amend said Lease as outlined below.

NOW THEREFORE, for and in consideration of the foregoing, and the mutual covenants set forth below, it is agreed that said Lease is hereby modified and amended as follows:

AGREEMENT:

1.	LEASE TERM/ COMMENCEMENT:	The lease term shall be extended for five (5) years. The effective date of this lease extension shall be July 16, 2015 and expire July 15, 2020.

2.	BASE MONTHLY RENT:	The Base Monthly Rent shall be as follows:

July 16, 2015 - July 15, 2016	$15,600.00
July 16, 2016 - July 15, 2017	$16,068.00
July 16, 2017 - July 15, 2018	$16,550.00
July 16, 2018 - July 15, 2019	$17,047.00
July 16, 2019 - July 15, 2020	$17,558.00

3.	OPERATING EXPENSES:	Lessee shall be responsible for the operating expenses and real property taxes associated with the Property pursuant to the Lease. In addition:

1) Lessee shall slurry coat and stripe the parking lot as needed, but in no event later than June 30, 2016 and at the end of the extended term.

4.	TENANT IMPROVEMENTS:	Lessor shall contribute cash (not to exceed $5,000) toward the improvements outlined below, provided they are completed by December 31, 2015:

1) Pay 50% of the cost to add a new or upgrade/replace an existing HVAC unit (which shall be pre-approved by Lessor) to the building; and

2) Remove one window in a lab to create a “pass through”.

5.	SECURITY DEPOSIT / LETTER OF CREDIT:	Lessor shall continue to hold the Security Deposit from the original Lease. In addition, Lessee shall provide an Irrevocable Letter of Credit (L/C) in the amount equal to the first years rent of $187,200. The issuing institution is subject to Lessor approval. Union Bank, City National Bank, Wells Fargo and Comerica are pre-approved financial institutions.

The principal amount of the L/C may be reduced by 20% after a quarterly internal board review shows an operating profit. The remaining principal can be further reduced, under the same conditions, by 20% of the original amount after each consecutive quarter thereafter until only 20% remains. That amount shall be held through the end of the extended lease term.

This proposed Second Amendment is contingent upon Lessee providing Lessor with an acceptable form of a Letter of Credit from an approved financial institution by April 15, 2015 as outlined above.

6.	DUAL AGENCY:	CBRE, Inc. represents both Lessor and Lessee, and Lessor and Lessee hereby confirm that they were timely advised on the dual representation and that they consent to the same, and that they do not expect said broker to disclose to either party the confidential information of the other party.

Except as expressly amended above, all terms, provisions and conditions of the original Lease and those amended in the First Amendment shall remain unchanged and in full force and effect. In the event of any conflict or inconsistency between the terms and provisions of the Lease, the First Amendment, and Second Amendment the terms and provisions of this Second Amendment shall control.

In witness hereof, the parties hereto have executed this Second Amendment as of the date written below.

LESSOR		LESSEE

THE CHILDS FAMILY TRUST AND THE		AGENDIA, INC.
A.J. GARDNER FAMILY TRUST

By:	/s/ Allan Gardner	By:	/s/ Glen Fredenberg
Title:	Co-Owner	Title:	CFO, Glen Fredenberg
Date:	3/21/15	Date:	3/10/15

By:	/s/ Roland A. Childs	By:	/s/ Jan Egberts
Title:	Co-Owner	Title:	Jan Egberts, CEO
Date:	3/21/15	Date:	3/18/2015